UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 16, 2013

CDW CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	333-169258	26-0273989
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 N. Milwaukee Avenue Vernon Hills, Illinois	60061
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 465-6000

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

and

Item 7.01.	Regulation FD Disclosure.

CDW Corporation (“CDW”) announced today that CDW LLC, a wholly owned subsidiary of CDW, is pursuing a debt refinancing with the objective of extending maturities, lowering debt costs and amending certain covenants and other provisions. The potential financing is expected to consist of a new $1,350.0 million senior secured term loan facility, the proceeds of which are expected to be used to refinance CDW LLC’s existing senior secured term loan facility (the “Existing Term Loan Facility”) and pay certain fees and expenses. The proposed refinancing is subject to market and other conditions, and may not occur as described or at all.

In connection with the proposed refinancing, we will be disclosing to prospective lenders certain selected information about our preliminary quarterly results of operations for the three months ended March 31, 2013 and current indebtedness.

Based on preliminary financial results for the first quarter of 2013, we estimate that our total net sales for the first quarter of 2013 increased approximately 4% compared to the first quarter of 2012. On an average daily basis, we estimate that net sales increased approximately 5.6% for the first quarter of 2013 compared to the first quarter of 2012, as there was one less selling day in the first quarter of 2013 compared to the prior year period. We also estimate that for the first quarter of 2013, our Adjusted EBITDA margin, which is Adjusted EBITDA as a percentage of total net sales, was approximately 7.4% compared to 7.2% for the first quarter of 2012.

As of March 31, 2013, we estimate that our total debt, as defined by GAAP, net of cash and cash equivalents was approximately $3.534 billion. Our senior credit facilities currently consist of our Existing Term Loan Facility and our senior secured asset-based revolving credit facility (the “ABL Facility”). Our ABL Facility consists of a revolving credit facility of $900.0 million and a $400.0 million floorplan sub-facility. As of March 31, 2013, we had no outstanding borrowings under our ABL Facility, and we estimate we had $1.7 million of undrawn letters of credit and $249.7 million reserved under our floorplan sub-facility. On January 30, 2013, we made an optional prepayment of $40.0 million aggregate principal amount of loans outstanding under our Existing Term Loan Facility. The prepayment was allocated on a pro rata basis between the extended and non-extended term loans. The optional prepayment satisfied the excess cash flow payment provision of our Term Loan Facility with respect to the year ended December 31, 2012. As of March 31, 2013, the outstanding principal amount of our Existing Term Loan Facility was $1,299.5 million, consisting of $408.7 million in term loans that mature on October 10, 2014 and $890.8 million in term loans that mature on July 15, 2017.

As of December 31, 2012, there was $621.5 million aggregate principal amount of outstanding senior subordinated exchange notes due 2017 (the “Senior Subordinated Notes”). On March 8, 2013, we redeemed $50.0 million aggregate principal amount of Senior Subordinated Notes outstanding at a redemption price of 106.268% of the principal amount redeemed, plus accrued and unpaid interest to the date of redemption. In connection with this redemption, we recognized a loss on extinguishment of long-term debt on a pre-tax basis of $3.9 million in the first quarter of 2013. This loss represented the redemption premium and the write-off of a portion of the unamortized deferred financing costs related to our Senior Subordinated Notes.

All of our first quarter 2013 financial results are subject to finalization. This information is unaudited, preliminary in nature and based only upon preliminary information available to us as of the date of this report. Investors should exercise caution in relying on this information and should not draw any inferences from this information regarding financial or operating data not provided or our performance in future periods. We cannot assure you these preliminary results will not differ from the financial information reflected in our financial statements when they have been finalized. Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures. For a reconciliation of net income to Adjusted EBITDA, see our Annual Report on Form 10-K for the year ended December 31, 2012. We expect to have the same types of adjustments between net income and Adjusted EBITDA for the first quarter ended March 31, 2013 as in the prior year.

The registrant is furnishing the information under Items 2.02 and 7.01 in this Current Report on Form 8-K to comply with Regulation FD. Such information shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference into any of the registrant’s filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and regardless of any general incorporation language in such filings, except to the extent expressly set forth by specific reference in such a filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CDW CORPORATION

Date:	April 16, 2013	By:	/s/ Ann E. Ziegler
Ann E. Ziegler
Senior Vice President and Chief Financial Officer